Exhibit 5.7

Hugh J. Bode Direct Dial No. 216-430-2114 Hbode@reminger.com

July 19, 2013

Lippes Mathias Wexler Friedman LLP

665 Main Street, Suite 300

Buffalo, New York 14203-1425

Ladies and Gentlemen:

We have acted as counsel to The D. S. Brown Company, an Ohio corporation (“DSB”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Gibraltar Industries, Inc. (the “Company”) and the wholly-owned subsidiaries of the Company identified as Co-Registrants therein (collectively the “Subsidiary Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the issuance by the Company of $210 million aggregate principal amount of 6.25% Senior Subordinated Notes due 2021 (the “Exchange Notes”) and the guarantees of the Exchange Notes (the “Exchange Note Guarantees”) by the Subsidiary Guarantors. The Exchange Notes and the Exchange Note Guarantees are to be offered by the Company and the Subsidiary Guarantors, respectively, in exchange for $210 million aggregate principal amount of the Company’s outstanding 6.25% Senior Subordinated notes due 2021 (the “Original Notes”) and the guarantees of the Original Notes by the Subsidiary Guarantors (the “Original Guarantees”). The Exchange Notes and the Exchange Note Guarantees will be issued under an Indenture dated January 31, 2013 (the “Indenture”), by and among the Company, the Subsidiary Guarantors and Bank of New York, as Trustee (the “Trustee”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”). We expressly permit the firm of Lippes Mathias Wexler Friedman LLP to rely on this opinion when rendering its opinion to the Company and consent to the filing of this opinion as an exhibit to the Registration Statement.

We have reviewed the following documents:

(a)	The Registration Statement.

(b)	An executed copy of the Registration Rights Agreement dated as of January 31, 2013, (the “Registration Agreement”) by and among the Company, the Subsidiary Guarantors and J.P. Morgan Securities Inc., KeyBanc Capital Markets Inc., HSBC Securities Inc., and RBS Securities Inc.

(c)	An executed copy of the Indenture, dated as of January 31, 2013.

(d)	The guarantee obligation whose terms are set forth in the Indenture (the “Guarantee Obligation”).

(e)	The Articles of Incorporation (and any amendments thereto) of DSB.

(f)	The Code of Regulations (and any amendments thereto) of DSB.

(g)	Resolutions of the Board of directors of DSB relating to, among other things, the issuance of the Guarantee Obligation, the Indenture, the Registration Agreement and related matters.

The Registration Statement, the Registration Agreement, the Indenture, the Original Notes, the Original Guarantees, the Exchange Notes and the Exchange Note Guarantees are hereinafter collectively referred to as the “Transaction Documents.”

In acting as counsel to DSB, we have examined copies of the Transaction Documents executed and delivered by DSB, and we have also reviewed the Articles of Incorporation, Code of Regulations, and relevant minutes and actions by written consent of DSB’s shareholders and directors. We are familiar with the proceedings of DSB with respect to its authorization of the Transaction Documents to which it is a party. In addition to the foregoing, we have examined and relied upon (i) such other matters of law, and such documents, certificates and statements of public officials, (ii) such certificates, communications and representations of and from DSB and DSB’s officers, (iii) such certificates, communications and representations of and from the Company and the Company’s officers, and (iv) representations of DSB set forth in the Transaction Documents, as we have deemed relevant to rendering the opinions we express herein. In all of our examinations, we have assumed the accuracy of all information furnished to us, the genuineness of all documents submitted to us as original or certified documents, the conformity to original or certified documents of all copies submitted to us as conformed or photostatic copies, and the genuineness of all signatures on all documents, including without limitation the transaction documents.

We have further assumed with your permission that:

(i)	Each party to the transactions contemplated by the Transaction Documents (other than DSB), collectively the “Other Parties,” has satisfied all legal requirements that are applicable to such party to the extent necessary to make the documents to which they are a party enforceable against them.

(ii)	Each of the Other Parties has complied with all legal requirements pertaining to its status as such status relates to its right to enforce the documents to which it is a party.

(iii)	The Transaction Documents have been duly authorized, executed and delivered by each of the Other Parties.

(iv)	The conduct of the parties to the Transaction Documents, and to all transactions contemplated thereby, complies with all requirements of good faith, fair dealing and conscionability.

(v)	There has not been any mutual mistake of fact or understanding, fraud, duress or undue influence.

(vi)	The Transaction Documents constitute the legal, valid and binding obligations of the Other Parties, legally enforceable against each of the Other Parties in accordance with their respective terms.

(vii)	Any consents or approvals of third parties (including governmental entities and/or agencies) required for the execution, delivery and performance of the Transaction Documents by the Other Parties have been obtained.

(viii)	The Original Notes have been duly authorized by Company and have been duly issued, executed, authenticated, and delivered by Company.

(ix)	The Original Guarantees have been duly authorized, issued, executed, authenticated and delivered by each of the Subsidiary Guarantors other than DSB.

(x)	The Exchange Notes have been duly authorized by Company and have been duly issued, executed, authenticated, and delivered by Company.

(xi)	The Guarantee Obligations have been duly authorized, issued, executed, authenticated and delivered by each of the Subsidiary Guarantors other than DSB.

(xii)	The substantive laws of the State of New York, including without limitation all statutes, rules, regulations, court decisions and decisions of all administrative tribunals, are identical in all respects to the substantive laws of the State of Ohio.

We are licensed to practice law in the State of Ohio and express no opinion concerning any law other than the federal law of the United States of America and the law of the State of Ohio.

Whenever we indicate that our opinion with respect to the existence or absence of fact is based on our knowledge, or is stated to be to the best of our knowledge, our opinion is based solely on the current actual knowledge of the attorneys in this firm who are representing DSB in connection with the transactions described herein and contemplated thereby, and we have conducted no special investigation of factual matters in connection with this opinion.

The opinions set forth herein are subject to the following qualifications:

(i)	The effects of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally;

(ii)	We do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the Indenture or any transactions contemplated thereby;

(iii)	The effects of general principles of equity, and the availability of equitable remedies, whether applied by a court of law or equity, with respect to the performance and enforcement of the Transaction Documents;

(iv)	We express no opinion on the enforceability of any provisions contained in the Transaction Documents, or in any of the documents contemplated thereby, providing for the recovery of attorneys’ fees, the waiver of a jury trial or rights to indemnity and contribution; and

(v)	We express no opinion on the requirements of, or compliance with, applicable federal and state securities law (including without limitation the Securities Act, the Exchange Act, the Trust Indenture Act and the securities laws of the State of Ohio.

Based upon and subject to the foregoing, and to the last paragraph of this letter, it is our opinion that:

1. DSB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

2. DSB has the power to create the Guarantee Obligation and has taken the required steps to authorize entering into the Guarantee Obligation under the law of Ohio, the jurisdiction of organization.

Our opinions expressed herein are limited to the laws of the State of Ohio and we do not express any opinion herein concerning any other law. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention. This opinion is rendered solely for the purposes herein stated and should not be relied upon for any other purposes.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under the Act or the rules and regulations of the Commission.

Very truly yours,

REMINGER CO., L.P.A.

Hugh J. Bode

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